EXHIBIT 99.1




FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche/Mitchel Underseth
(408) 979-2955


             ORYX TECHNOLOGY CORPORATION MAKES AN ADDITIONAL EQUITY
                   INVESTMENT OF $938,000 IN S2 TECHNOLOGIES

               Company's Equity Stake in Software Tools Developer
                        for Embedded Systems Rises to 43%


SAN JOSE, CA (March 28 2002) -- Oryx Technology Corporation (Nasdaq: ORYX), a technology licensing, investment and management service company, today announced it has made an additional investment of $938,000 in S2 Technologies ("S2"), an early-stage developer of test and integration software solutions for embedded systems. As a result of this latest investment, Oryx now has an equity ownership in S2 of approximately 43% on a fully diluted basis.

Commenting on the transaction, Phil Micciche, President and Chief Executive Officer of Oryx, said, "In recognition of the rapid progress S2 has made in furthering its business strategy, we are pleased to announce our increased equity position in the company. In addition to recently expanding its Beta test site work with Emerson's Electronics and Telecommunications Group, S2 officially announced the availability of its flagship product, STRIDE(TM) at the Embedded Systems Conference held earlier this month.

"STRIDE is the only real-time operating system (RTOS) agnostic, interface-centric, and platform independent tool currently on the market that will allow engineering teams to quickly and efficiently meet new product development requirements. STRIDE's suite of embedded software and middleware products is designed to help engineers shorten the product development cycle. To further support engineers and accelerate the entire embedded design process, S2 has formed strategic alliances with two key embedded systems technology companies, Express Logic, Inc., a leader in embedded RTOS software, and Accelerated Technology, Inc., a leader in source code and non-royalty based RTOS. Their mutual goals are to provide their customers with a complete, integrated solution.

"We believe the excitement that S2 is generating in the industry confirms our belief in the company's attractive market opportunity," Micciche concluded.


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Company Profile
Headquartered in San Jose, California, Oryx Technology Corp. is a technology licensing, investment and management service company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on The NASDAQ SmallCap Market under the symbol ORYX.


Forward-Looking Statements
Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and
"Management's Discussion and Analysis" in Oryx's Form 10-KSB filed for the fiscal years ended February 29, 2000 and February 28, 2001, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.

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